Exhibit 99.1

Garmin Reports Second Quarter Revenue and Earnings Growth; Raises Guidance

Schaffhausen, Switzerland / August 2, 2017 / Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the second quarter ended July 1, 2017.

Highlights for the second quarter 2017 include:

•	Total revenue of $817 million, growing 1% over the prior year, with outdoor, aviation, marine and fitness collectively growing 8% over the prior year quarter and contributing 74% of total revenue

•	Gross margin improved to 58.5% compared to 57.0% in the prior year quarter

•	Operating margin improved to 24.9% compared to 24.7% in the prior year quarter

•	Operating income was $203 million, growing 1% over the prior year quarter

•	GAAP EPS was $0.91 and pro forma EPS(1) was $0.88

•	Strong demand for the highly anticipated fēnix® 5 watch series led to significant growth in our outdoor segment

•	Launched the VIRB® 360, our first immersive 360-degree 5.7K/30 fps spherical camera

•	Our Connect IQ store has delivered 17 million downloads to our customers in the past year bringing the total number of downloads since inception to over 30 million

(in thousands,	13-Weeks Ended			26-Weeks Ended
except per share data)	July 1,	June 25,	Yr over Yr	July 1,	June 25,	Yr over Yr
	2017	2016	Change	2017	2016	Change
Net sales	$816,885	$811,609	1%	$1,455,431	$1,435,648	1%
Outdoor	194,776	133,096	46%	310,652	229,923	35%
Aviation	124,060	108,331	15%	246,931	214,647	15%
Marine	108,545	111,599	-3%	212,990	194,479	10%
Fitness	181,022	212,855	-15%	318,852	355,273	-10%
Auto	208,482	245,728	-15%	366,006	441,326	-17%

Gross margin %	58.5%	57.0%		58.4%	55.9%

Operating income %	24.9%	24.7%		22.0%	21.2%

GAAP diluted EPS	$0.91	$0.85	7%	$2.17	$1.31	65%
Pro forma diluted EPS (1)	$0.88	$0.87	1%	$1.40	$1.36	3%

(1) See attached table for reconciliation of non-GAAP measures including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“We delivered another quarter of revenue and earnings growth led by strong double-digit growth in our outdoor and aviation segments,” said Cliff Pemble, president and chief executive officer of Garmin Ltd. “The demand for advanced wearables was particularly strong, but was partially offset by negative trends in the activity tracker market. Our results thus far give us confidence in raising our outlook for the remainder of the year.”

Outdoor:

During the second quarter of 2017, the outdoor segment grew 46% driven by strong demand for our fēnix® 5 watch series. Gross margin improved to 66% while operating margin improved to 38%, resulting in operating income growth of 53%. We launched the Approach® S60, our newest GPS golf watch with a sunlight-readable color touchscreen display, and recently announced new offerings in our Foretrex® and Rino® lineup. Looking forward, we are focused on growth opportunities in wearables and inReach product lines.

Aviation:

The aviation segment posted revenue growth of 15%, driven primarily by strong aftermarket sales and positive contributions from OEM product categories. Gross and operating margins were strong at 75% and 32%, respectively, resulting in 28% operating income growth. During the quarter, we announced our first Head-up Display (GHD) system for integrated flight decks and are pleased that it will be incorporated on the Cessna Citation Longitude coupled with the G5000® integrated flight deck. We also received approval from the European Aviation Safety Agency for our previously announced G1000® NXi system. Looking forward, we are focused on maximizing ADS-B mandate opportunities and gaining share in the OEM market.

Marine:

Revenue in the marine segment declined 3% during the quarter, with gross and operating margins of 57% and 22%, respectively. For the first half of the year we delivered 10% revenue growth and 9% operating income growth and remain confident in our outlook for the year. During the second quarter of 2017, we announced the acquisition of Active Corporation, a developer of crowd sourced content for boaters and launched our latest marine wearable, the quatix® 5, adding autopilot control and the ability to mark remote multifunction display waypoints. Looking forward, we are focused on product innovations and gaining share in the inland fishing category.

Fitness:

Revenue in the fitness segment declined 15% during the quarter, with gross and operating margins of 56% and 21%, respectively. The drop in revenue was primarily driven by a decline in the activity tracker category due to the general decline of the basic activity tracker market and the timing of product introductions. Looking forward, we are focused on growth opportunities in advanced wearables devices.

Auto:

The auto segment recorded revenue decline of 15% in the second quarter of 2017, primarily due to the ongoing PND market contraction partially offset by growth in niche categories such as fleet, camera and RV. Gross and operating margin declined year-over-year to 45% and 13%, respectively but increased sequentially. During the second quarter of 2017, we launched the VIRB® 360, a compact, multi-lens, full spherical 360-degree camera. The VIRB 360 offers an easy-to-use camera that captures video up to 5K/30fps with four built in microphones and easy upload. Looking forward, we are focused on disciplined execution to bring desired innovation to the market and to optimize profitability in the segment.

Additional Financial Information:

Total operating expenses in the quarter were $275 million, an increase of 5% over the prior year. Research and development increased 11% primarily due to engineering personnel costs related to our wearable product offerings and aviation. Selling, general and administrative expenses increased 2%, and were relatively flat as a percent of sales. Advertising decreased 5% primarily due to reduced media spending and lower cooperative advertising.

The effective tax rate in the second quarter of 2017 was 25.0%. The pro forma effective tax rate in the second quarter of 2017 was 21.9% (see attached table for reconciliation of this non-GAAP measure) compared to an effective tax rate of 21.0% in the prior year quarter.  The year-over-year increase in the pro forma effective tax rate is primarily due to the Company’s election to align certain Switzerland corporate tax positions with evolving international tax initiatives partially offset by income mix by tax jurisdiction.

In the second quarter of 2017, we generated $129 million of free cash flow (see attached table for reconciliation of this non-GAAP measure). We continued to return cash to shareholders with our quarterly dividend of approximately $96 million and our share repurchases activity, which totaled approximately $36 million in the second quarter of 2017. We have approximately $11 million remaining in the share repurchase program authorized through December 31, 2017. We ended the quarter with cash and marketable securities of approximately $2.3 billion.

2017 Guidance:

Based on our performance in the first half of 2017, we are updating our full year guidance. We now anticipate revenue of approximately $3.04 billion driven primarily by higher expectations for our outdoor and aviation segments partially offset by lower expectations for the fitness segment. Our outlook for marine and auto is unchanged. We anticipate our full year pro forma EPS will be approximately $2.80 based on an improved gross margin of about 57.5%, operating margin of about 21% and a full year pro forma effective tax rate of about 22%.

2017 Guidance
	Updated			Prior
Revenue	$	~3.04	B	$	~3.02	B
Gross Margin		~57.5%			~56%
Operating Margin		~21%			~20%
Tax Rate (Pro Forma)(1)		~22%			~22%
EPS (Pro Forma)(1)	$	~2.80		$	~2.65

(1) See attached table for reconciliation of non-GAAP measures including forward-looking pro forma tax rate and EPS

	2017 Revenue Guidance
	Updated	Prior
Outdoor	25%	10%
Aviation	10%	5%
Marine	10%	10%
Fitness	-5%	5%
Auto	-17%	-17%

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, August 2, 2017 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/en-US/company/investors/events/
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until August 3, 2018 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and select the Quarterly and Annual Earnings page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, currency movements, expenses, pricing, new products to be introduced in 2017, statements relating to possible future dividends and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 31, 2016 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2016 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Garmin, the Garmin logo, the Garmin delta, fēnix, Approach, Rino, Foretrex, G1000, G5000, quatix, and VIRB are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S.; Garmin Elevate and QuickFit are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2017	2016	2017	2016
Net sales	$816,885	$811,609	$1,455,431	$1,435,648

Cost of goods sold	339,027	348,651	605,450	632,840

Gross profit	477,858	462,958	849,981	802,808

Advertising expense	42,009	44,252	73,533	76,485
Selling, general and administrative expense	105,251	103,677	207,303	199,287
Research and development expense	127,248	114,355	249,450	222,559
Total operating expense	274,508	262,284	530,286	498,331

Operating income	203,350	200,674	319,695	304,477

Other income (expense):
Interest income	9,281	8,455	17,724	15,883
Foreign currency gains (losses)	15,110	(5,743)	(22,387)	(10,582)
Other income	314	415	715	1,570
Total other income (expense)	24,705	3,127	(3,948)	6,871

Income before income taxes	228,055	203,801	315,747	311,348

Income tax provision (benefit)	57,105	42,737	(93,015)	62,193

Net income	$170,950	$161,064	$408,762	$249,155

Net income per share:
Basic	$0.91	$0.85	$2.17	$1.32
Diluted	$0.91	$0.85	$2.17	$1.31

Weighted average common
shares outstanding:
Basic	187,757	188,892	187,974	189,195
Diluted	188,492	189,356	188,691	189,491

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share information)

	(Unaudited)
	July 1,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$859,560	$846,883
Marketable securities	248,904	266,952
Accounts receivable, net	514,942	527,062
Inventories, net	525,167	484,821
Deferred costs	49,603	47,395
Prepaid expenses and other current assets	106,758	89,903
Total current assets	2,304,934	2,263,016

Property and equipment, net	517,290	482,878

Marketable securities	1,200,432	1,213,285
Restricted cash	117	113
Deferred income taxes	265,719	110,293
Noncurrent deferred costs	62,741	56,151
Intangible assets, net	309,318	305,002
Other assets	88,221	94,395
Total assets	$4,748,772	$4,525,133

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$161,398	$172,404
Salaries and benefits payable	86,955	88,818
Accrued warranty costs	37,012	37,233
Accrued sales program costs	51,531	80,953
Deferred revenue	145,603	146,564
Accrued royalty costs	29,378	36,523
Accrued advertising expense	23,180	37,440
Other accrued expenses	95,626	70,469
Income taxes payable	10,961	16,163
Dividend payable	286,865	96,168
Total current liabilities	928,509	782,735

Deferred income taxes	56,691	61,220
Noncurrent income taxes	131,887	121,174
Noncurrent deferred revenue	145,582	140,407
Other liabilities	1,656	1,594

Stockholders' equity:
Shares, CHF 0.10 par value, 198,077 shares authorized and issued; 187,703 shares outstanding at July 1, 2017 and 188,565 shares outstanding at December 31, 2016	17,979	17,979
Additional paid-in capital	1,839,587	1,836,047
Treasury stock	(496,342)	(455,964)
Retained earnings	2,083,076	2,056,702
Accumulated other comprehensive income (loss)	40,147	(36,761)
Total stockholders' equity	3,484,447	3,418,003
Total liabilities and stockholders' equity	$4,748,772	$4,525,133

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	26-Weeks Ended
	July 1,	June 25,
	2017	2016
Operating activities:
Net income	$408,762	$249,155
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	29,558	26,657
Amortization	13,273	14,852
(Gain) loss on sale or disposal of property and equipment	(56)	64
Provision for doubtful accounts	351	1,548
Deferred income taxes	(159,719)	(6,074)
Unrealized foreign currency loss	25,928	3,198
Provision for obsolete and slow moving inventories	11,072	15,892
Stock compensation expense	20,385	19,507
Realized loss (gain) on marketable securities	584	(188)
Changes in operating assets and liabilities:
Accounts receivable	23,785	24,415
Inventories	(34,621)	(16,672)
Other current and non-current assets	(6,328)	(865)
Accounts payable	(20,942)	(32,291)
Other current and non-current liabilities	(48,162)	(10,806)
Deferred revenue	2,988	(13,066)
Deferred costs	(8,383)	(6,089)
Income taxes payable	5,352	10,135
Net cash provided by operating activities	263,827	279,372

Investing activities:
Purchases of property and equipment	(39,812)	(28,614)
Proceeds from sale of property and equipment	121	-
Purchase of intangible assets	(6,336)	(2,831)
Purchase of marketable securities	(243,880)	(457,433)
Redemption of marketable securities	278,719	466,526
Change in restricted cash	-	2
Acquisitions, net of cash acquired	(7,500)	(62,137)
Net cash used in investing activities	(18,688)	(84,487)

Financing activities:
Dividends paid	(191,691)	(193,111)
Purchase of treasury stock under share repurchase plan	(63,957)	(45,097)
Purchase of treasury stock related to equity awards	(3,582)	(173)
Proceeds from issuance of treasury stock related to equity awards	10,316	8,970
Tax benefit from issuance of equity awards	-	2
Net cash used in financing activities	(248,914)	(229,409)

Effect of exchange rate changes on cash and cash equivalents	16,452	2,918

Net increase (decrease) in cash and cash equivalents	12,677	(31,606)
Cash and cash equivalents at beginning of period	846,883	833,070
Cash and cash equivalents at end of period	$859,560	$801,464

Garmin Ltd. And Subsidiaries

Net Sales, Gross Profit, Operating Income by Segment (Unaudited)

(In thousands)

	Reportable Segments
	Outdoor	Fitness	Marine	Auto	Aviation	Total

13-Weeks Ended July 1, 2017

Net sales	$194,776	$181,022	$108,545	$208,482	$124,060	$816,885
Gross profit	$127,813	$102,139	$62,368	$93,037	$92,501	$477,858
Operating income	$74,284	$37,487	$24,295	$27,926	$39,358	$203,350

13-Weeks Ended June 25, 2016

Net sales	$133,096	$212,855	$111,599	$245,728	$108,331	$811,609
Gross profit	$85,224	$119,805	$64,515	$112,988	$80,426	$462,958
Operating income	$48,565	$53,074	$28,548	$39,623	$30,864	$200,674

26-Weeks Ended July 1, 2017

Net sales	$310,652	$318,852	$212,990	$366,006	$246,931	$1,455,431
Gross profit	$201,282	$179,879	$122,116	$162,970	$183,734	$849,981
Operating income	$108,735	$55,959	$42,440	$34,595	$77,966	$319,695

26-Weeks Ended June 25, 2016

Net sales	$229,923	$355,273	$194,479	$441,326	$214,647	$1,435,648
Gross profit	$144,155	$192,100	$108,664	$199,131	$158,758	$802,808
Operating income	$76,450	$69,647	$38,840	$58,190	$61,350	$304,477

Garmin Ltd. And Subsidiaries

Net Sales by Geography (Unaudited)

(In thousands)

	13-Weeks Ended			26-Weeks Ended
	July 1,	June 25,	Yr over Yr	July 1,	June 25,	Yr over Yr
	2017	2016	Change	2017	2016	Change
Net sales	$816,885	$811,609	1%	$1,455,431	$1,435,648	1%
Americas	388,092	407,017	-5%	708,281	724,974	-2%
EMEA	315,039	309,721	2%	541,834	535,448	1%
APAC	113,754	94,871	20%	205,316	175,226	17%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma net income (earnings) per share, forward-looking pro forma earnings per share, pro forma effective tax rate, forward-looking pro forma effective tax rate and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, the effective tax rate and income tax provision before the effect of such discrete tax items are important measures to permit consistent comparison between periods. In fiscal 2016, there were no such discrete tax items identified.

Garmin Ltd. And Subsidiaries

Pro Forma Effective Tax Rate

(in thousands, except effective tax rate (ETR) information)

	13-Weeks Ended		26-Weeks Ended
	July 1,		July 1,
	2017		2017
	$	ETR(1)	$	ETR(1)
U.S. GAAP income tax provision (benefit)	$57,105	25.0%	$(93,015)	(29.5)%
Pro forma discrete tax items:
Revaluation of deferred tax asset(2)	-		168,755
Tax expense from share-based award expirations(3)	(7,275)		(7,275)
Total pro forma discrete tax items	(7,275)		161,480
Income tax provision (Pro Forma)	$49,830	21.9%	$68,465	21.7%

(1) Effective tax rate is calculated by taking the Income tax provision (benefit) divided by Income before taxes, as presented on the face of the Condensed Consolidated Statements of Income.

(2) In first quarter 2017, a $169 million tax benefit was recognized resulting from the revaluation of certain Switzerland deferred tax assets. The revaluation is due to the Company’s election in February 2017 to align certain Switzerland corporate tax positions with international tax initiatives. As this revaluation is not reflective of income tax expense incurred related to the current period earnings, and therefore affects period-to-period comparability, it has been identified as a pro forma adjustment.

(3) Following adoption in fiscal 2017 of Accounting Standards Update No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), the Company may periodically incur tax expense resulting from stock options and stock appreciation rights (SARs) expiring unexercised. New grants of stock options and SARs no longer comprise a significant component of the Company’s compensation arrangements. As the tax expense from expired awards is not related to current period earnings or compensation activities, and affects period-to-period comparability, it has been identified as a pro forma adjustment.

The net release of uncertain tax position reserves, amounting to approximately $2.9 million and $4.9 million in the first half of 2017 and 2016, respectively, have not been included as pro forma adjustments in the above presentation of pro forma income tax provision as such amounts tend to be more recurring in nature.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

Garmin Ltd. And Subsidiaries

Pro Forma Net Income (Earnings) Per Share

(in thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2017	2016	2017	2016

Net income (GAAP)	$170,950	$161,064	$408,762	$249,155
Foreign currency gains / losses(1)	(15,110)	5,743	22,387	10,582
Tax effect of foreign currency gains / losses(2)	3,302	(1,204)	(4,855)	(2,114)
Discrete tax items(3)	7,275	-	(161,480)	-
Net income (Pro Forma)	$166,417	$165,603	$264,814	$257,623

Net income per share (GAAP):
Basic	$0.91	$0.85	$2.17	$1.32
Diluted	$0.91	$0.85	$2.17	$1.31

Net income per share (Pro Forma):
Basic	$0.89	$0.88	$1.41	$1.36
Diluted	$0.88	$0.87	$1.40	$1.36

Weighted average common shares outstanding:
Basic	187,757	188,892	187,974	189,195
Diluted	188,492	189,356	188,691	189,491

(1) The majority of the Company’s consolidated foreign currency gains and losses are typically driven by movements in the Taiwan Dollar, Euro, and British Pound Sterling in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at one of the Company’s subsidiaries. However, there is minimal cash impact from such foreign currency gains and losses.

(2) The tax effect of foreign currency gains and losses was calculated using the pro forma effective tax rate of 21.9% and 21.7% for the quarter and year-to-date ended July 1, 2017, respectively, and an effective tax rate of 21.0% and 20.0% for the quarter and year-to-date ended June 25, 2016, respectively.

(3) The discrete tax items are discussed in the pro forma effective tax rate section.

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended		26-Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2017	2016	2017	2016

Net cash provided by operating activities	$143,432	$149,985	$263,827	$279,372
Less: purchases of property and equipment	(14,275)	(14,706)	(39,812)	(28,614)
Free Cash Flow	$129,157	$135,279	$224,015	$250,758

Forward-looking pro forma effective tax rate

Forward-looking pro forma effective tax rate and forward-looking pro forma net income (earnings) per share are calculated before the effect of certain discrete tax items. Management believes certain discrete tax items may not be reflective of income tax expense incurred as a result of current period earnings. Therefore, in order to permit consistent comparison between periods, the effective tax rate and earnings per share before the effect of such discrete tax items are important measures. In fiscal 2017, management believes certain discrete tax items recognized on a GAAP-basis have an effect on comparability between periods:

•	The fiscal 2017 pro forma effective tax rate excludes certain tax effects from share-based compensation as a result of ASU 2016-09. The Company is unable to reasonably estimate these amounts on a forward-looking basis due to the dependency of this item on the underlying share price of the Company. The fiscal 2017 pro forma effective tax rate excludes the $7.3 million tax expense resulting from the expiration of share-based awards as discussed in the pro forma effective tax rate section above. The impact of this discrete tax item was $0.04 per share for the first half of 2017.

•	The fiscal 2017 pro forma effective tax rate excludes the $168.8 million income tax benefit resulting from the revaluation of certain Switzerland deferred tax assets as discussed in the pro forma effective tax rate section above. The impact of this discrete tax item was ($0.90) per share for the first half of 2017.

While management expects the above to have a significant impact on comparability, management is unable to determine whether or not additional significant discrete tax items will be identified in the second half of 2017.

Forward-looking pro forma earnings per share (EPS)

In addition to the discrete tax items discussed in the forward-looking pro forma effective tax rate section above, our 2017 pro forma EPS excludes foreign currency exchange gains and losses. The estimated impact of such foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact of such foreign currency gains and losses, net of tax effects, was $17.5 million, or $0.09 per share for the first half of 2017.